Exhibit 16

December 2, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, DC  20549

Re:      Recom Managed Systems, Inc.
         File No. 33-11795

Dear Sir or Madam:

We have read Item 4 of Recom Managed Systems, Inc's 8-K dated December 2, 2003 and agree with the statements contained therein.

Very truly yours,


/s/ BURNETT + COMPANY LLP


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